Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Revenues From Continuing Operations of $235.4 Million, EBITDA(1) of $30.4 Million and Earnings Per Share of $0.21 For Its Fiscal 2011 Second Quarter

  Gross Profit Margin from continuing operations improved 20 basis points to 42.0 percent reflecting reduced promotional activities and enhanced manufacturing efficiencies.
  Operating expenses from continuing operations (excluding depreciation and amortization) decreased $2.7 million to $68.5 million reflecting improved marketing and operating efficiencies.
  EBITDA(1) from continuing operations increased 6.6 percent, or $1.9 million, to $30.4 million compared with $28.5 million in the prior year period. (1Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA is included as part of the tables attached to the end of this release.)
  EPS from continuing operations was $0.21, compared with $0.20 in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 27, 2011--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenues from continuing operations of $235.4 million for its fiscal 2011 second quarter ended December 26, 2010, compared with revenues from continuing operations of $238.5 million in the prior year period. The Company said the 1.3 percent decline reflected reduced wholesale order volume in the mass market channel as well as the loss of approximately $1.4 million of high-margin revenues associated with a third-party marketing program which the Company ended in December of 2009.

Gross profit margin for the quarter improved 20 basis points to 42.0 percent compared with 41.8 percent in the prior year period. This improvement was attributed to reduced promotional activities and enhanced manufacturing efficiencies which more than offset commodity price increases. Operating expenses (excluding depreciation and amortization) decreased $2.7 million to $68.5 million, compared with $71.2 million in the prior year period.

EBITDA from continuing operations for the quarter increased 6.6 percent, or $1.9 million, to $30.4 million compared with EBITDA of $28.5 million in the prior year period. This year-over-year increase was achieved despite the fact that the prior year period included approximately $1.4 million in EBITDA associated with the aforementioned discontinued third-party marketing program. Net income from continuing operations increased 6.3 percent, or approximately $800,000, to $13.5 million, or $0.21 per share, compared with net income from continuing operations of $12.7 million, or $0.20 per share, in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During the fiscal second quarter, we made substantial progress on the initiatives we have outlined for fiscal 2011. We improved our gross profit margin through a combination of manufacturing efficiencies in our Gourmet Food and Gift Baskets businesses and more efficient use of promotions in our Consumer Floral category. Gross margin is an area of ongoing focus and we expect further improvements during the second half of our fiscal year. We also reduced operating expenses across the entire enterprise. As a result, we were able to deliver solid bottom-line results for the quarter.”

McCann said that revenues for the quarter, though down slightly, were in line with the Company’s expectations and reflected several factors: “In our Gourmet Food and Gift Basket product lines, we saw strong ecommerce growth, particularly in our 1-800-Baskets.com brand. This growth helped to largely offset the lower wholesale basket demand in the mass market channel that we talked about prior to the start of the quarter.

“In addition, we saw continued growth in our BloomNet business, where our exclusive relationship with Yankee Candle, among other new product and service initiatives, has been well received by our florists. Importantly, we were pleased with the improving revenue trend in our Consumer Floral business which, adjusted for the loss of revenues associated with the discontinued third-party marketing program, was down approximately 2.7 percent compared with the prior year period. We believe we are on track to achieving our stated objectives for this category: to improve the sales trend, increase gross profit margin and enhance category contribution,” said McCann.

McCann also noted that, during the second quarter, the Company continued to build on its industry-leading reputation for superior customer service. “We are very proud to have been named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service*. Our efforts in this area are expanding and we expect further enhancements to our industry leading customer service going forward,” he said.
(*http://view.exacttarget.com/?j=fe61157571640c7c7012&m=ff3016737663&ls=fdf41277776405797c167976&l=fec410707361017a&s=fe2b15707c66067a761177&jb=ffcf14&ju=fe2e157771650d7c7c1570)

During the fiscal second quarter, the Company attracted 653,000 new customers, of whom 79 percent, or 517,000, came to the Company through its online channels. Approximately 1.7 million customers placed orders during the quarter, of whom 61 percent were repeat customers. This reflects the Company’s successful efforts to engage with its customers and deepen its relationships as their trusted Florist and Gift Shop for all of their celebratory occasions.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2011 second quarter, revenues in this category were $82.6 million compared with $85.9 million in the prior year period. Gross margin for the quarter increased 30 basis points to 38.6 percent compared with 38.3 percent in last year’s second quarter. Category contribution margin was $8.2 million compared with $7.6 million in the prior year period. This year-over-year increase was achieved despite the fact that the prior year period included approximately $1.0 million in category contribution associated with the aforementioned discontinued third-party marketing program. (The Company defines Category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)
  BloomNet Wire Service: Revenues were $16.2 million, compared with $14.8 million in the prior year period, primarily reflecting increased wholesale product sales. Gross margin for the quarter was 56.0 percent compared with 58.1 percent in the prior year period, primarily the result of product mix. Category contribution margin was $5.4 million compared with $4.7 million in the prior year period.
  Gourmet Food and Gift Baskets: Revenues were $136.7 million, compared with $138.2 million, reflecting reduced wholesale orders from mass market customers largely offset by strong growth in 1-800-Baskets.com and Cheryl’s ecommerce channels. Gross margin increased 10 basis points to 42.2 percent compared with 42.1 percent. Category contribution margin was $28.7 million compared with $28.6 million in the prior year period. This year-over-year increase was achieved despite the fact the prior year period included approximately $400,000 in category contribution associated with the aforementioned discontinued third-party marketing program as well as much stronger wholesale order volume in the mass market channel.

Company Guidance:

The Company does not provide specific guidance for revenues, EPS, EBITDA and free cash flow. Regarding its current fiscal third quarter, which is largely floral in nature due to the Valentine holiday, the Company said that it will continue to focus on enhancing gross profit and contribution margins in its Consumer Floral business.

“Historically, the Monday placement for the Valentine holiday has had a significant negative effect on floral sales. As a result, we anticipate that topline will be impacted. With that said, we will continue to execute on our initiatives to enhance the effectiveness of our marketing programs. We believe these efforts will enable us to deliver year-over-year improvement in our consumer floral gross profit margins and bottom-line contribution in the current third quarter and overall for the second half of our fiscal year,” said McCann.

“Also during the second half, we anticipate that BloomNet will continue to grow its market share and generate solid profitability while our Gourmet Food and Gift Baskets product lines will continue to perform well, albeit at seasonally lower levels,” said McCann.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. The Company presents EBITDA and Free Cash Flow because it considers such information a meaningful supplemental measure of its performance and believes these metrics are frequently used by the investment community in the evaluation of the Company’s performance and that of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the 2010 “Best Mobile App for E-commerce” by DPAC (Digiday’s Publishing & Advertising Awards) and RIS (Retail Info Systems) 2010 Mobile App of the Year Award in the “Best Shopping” category. 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); and wine gifts from Winetasting.com® (www.winetasting.com). The Company’s Celebrations® brand (www.celebrations.com) is a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: improved gross profit margin and enhanced bottom line results for its Consumer Floral category and on a consolidated basis for the fiscal third quarter and second half of fiscal 2011 compared with the prior year and continued market share growth and solid profitability in its BloomNet wire service business. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the increased seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, January 27, 2011 at 11:00 a.m. (EST). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A replay of the call can be accessed via telephone for one week beginning at 2:00 p.m. (EST) on 1/27/10 at: 1-800-642-1687 (domestic) or 1-706-645-9291 (international). Enter replay pass code #: 36606087.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	December 26, 2010	June 27, 2010
	(unaudited)
Assets
Current assets:
Cash and equivalents	$17,708	$27,843
Receivables, net	40,168	13,943
Inventories	50,389	45,121
Deferred tax assets	5,711	5,109
Prepaid and other	7,313	5,662
Total current assets	121,289	97,678

Property, plant and equipment, net	49,776	51,324
Goodwill	41,211	41,211
Other intangibles, net	40,111	41,042
Deferred tax assets	13,159	19,265
Other assets	5,262	5,566
Total assets	$270,808	$256,086

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$71,509	$59,914
Current maturities of long-term debt and obligations under capital leases	16,326	14,801
Total current liabilities	87,835	74,715

Long-term debt and obligations under capital leases	37,220	45,707
Other liabilities	2,961	3,038
Total liabilities	128,016	123,460
Total stockholders’ equity	142,792	132,626
Total liabilities and stockholders’ equity	$270,808	$256,086

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (Unaudited) (In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Net revenues:
E-commerce (combined online and telephonic)	$154,599	$151,660	$225,812	$226,500
Other	80,803	86,794	114,111	120,270
Total net revenues	235,402	238,454	339,923	346,770
Cost of revenues	136,570	138,791	197,510	203,353
Gross profit	98,832	99,663	142,413	143,417

Operating expenses:
Marketing and sales	50,848	51,976	80,766	81,452
Technology and development	4,786	4,525	9,667	9,081
General and administrative	12,831	14,673	24,711	27,207
Depreciation and amortization	5,286	5,343	10,421	10,289
Total operating expenses	73,751	76,517	125,565	128,029
Operating income	25,081	23,146	16,848	15,388
Other income (expense):
Interest income	10	11	39	25
Interest expense	(1,310)	(1,985)	(2,509)	(3,531)
Other	2	13	3	15
Total other income (expense), net	(1,298)	(1,961)	(2,467)	(3,491)
Income from continuing operations before income taxes	23,783	21,185	14,381	11,897
Income tax expense from continuing operations	10,253	8,452	5,975	4,830
Income from continuing operations	13,530	12,733	8,406	7,067
Income from discontinued operations before income taxes	-	3,795	-	1,157
Income tax expense from discontinued operations	-	1,225	-	196
Income from discontinued operations	-	2,570	-	961
Net income	$13,530	$15,303	$8,406	$8,028

Basic and diluted net income per common share
From continuing operations	$0.21	$0.20	$0.13	$0.11
From discontinued operations	-	0.04	-	0.02
Net income per common share	$0.21	$0.24	$0.13	$0.13
Weighted average shares used in the calculation of net income per common share
Basic	63,966	63,555	63,930	63,514
Diluted	64,801	64,070	64,692	63,969

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)

	Six Months Ended
	December 26, 2010	December 27, 2009

Operating activities
Net income	$8,406	$8,028
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	-	12,668
Depreciation and amortization	10,421	10,118
Amortization of deferred financing costs	246	171
Deferred taxes	5,475	4,251
Loss on disposal of assets	-	3,289
Bad debt expense	974	984
Stock based compensation	1,757	2,216
Other non-cash items	-	180
Changes in operating items, excluding the effects of acquisitions:
Receivables	(27,199)	(25,116)
Inventories	(5,268)	2,213
Prepaid and other	(1,651)	(2,230)
Accounts payable and accrued expenses	11,595	19,816
Other assets	(259)	(115)
Other liabilities	52	12
Net cash provided by operating activities	4,549	36,485

Investing activities
Capital expenditures	(7,680)	(6,070)
Purchase of investment	-	(598)
Other, net	73	(1,091)
Investing activities of discontinued operations	-	(509)
Net cash used in investing activities	(7,607)	(8,268)
Financing activities
Acquisition of treasury stock	(98)	(338)
Proceeds from bank borrowings	40,000	49,000
Repayment of notes payable and bank borrowings	(46,000)	(59,175)
Debt issuance cost	(17)	-
Repayment of capital lease obligations	(962)	(877)
Net cash used in financing activities	(7,077)	(11,390)
Net change in cash and equivalents	(10,135)	16,827
Cash and equivalents:
Beginning of period	27,843	29,562
End of period	$17,708	$46,389

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands) (unaudited)

	Three Months Ended			Six Months Ended
	December 26, 2010	December 27, 2009	% Change	December 26, 2010	December 27, 2009	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral (*)	$82,574	$85,890	(3.9%)	$145,177	$153,924	(5.7%)
BloomNet Wire Service	16,219	14,753	9.9%	31,178	28,538	9.3%
Gourmet Food & Gift Baskets (*)	136,668	138,207	(1.1%)	163,577	164,914	(0.8%)
Corporate (**)	339	126	169.0%	554	252	119.8%
Intercompany eliminations	(398)	(522)	(23.8%)	(563)	(858)	34.4%
Total net revenues from continuing operations	$235,402	$238,454	(1.3%)	$339,923	$346,770	(2.0%)

	Three Months Ended			Six Months Ended
	December 26, 2010	December 27, 2009	% Change	December 26, 2010	December 27, 2009	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral (*)	$31,854	$32,856	(3.0%)	$55,693	$57,977	(3.9%)
	38.6%	38.3%		38.4%	37.7%

BloomNet Wire Service	9,086	8,569	6.0%	17,549	16,591	5.8%
	56.0%	58.1%		56.3%	58.1%

Gourmet Food & Gift Baskets (*)	57,679	58,132	(0.8%)	68,883	68,649	0.3%
	42.2%	42.1%		42.1%	41.6%

Corporate (**)	213	106	100.9%	288	200	44.0%
	62.8%	84.1%		52.0%	79.4%

Intercompany eliminations	-	-		-	-
Total gross profit from continuing operations	$98,832	$99,663	(0.8%)	$142,413	$143,417	(0.7%)
	(42.0%)	(41.8%)		(41.9%)	(41.4%)

	Three Months Ended			Six Months Ended
	December 26, 2010	December 27, 2009	% Change	December 26, 2010	December 27, 2009	% Change

Adjusted EBITDA from continuing operations:
1-800-Flowers.com Consumer Floral (*)	$8,180	$7,578	7.9%	$13,533	$14,922	(9.3%)
BloomNet Wire Service	5,363	4,691	14.3%	9,662	8,796	9.8%
Gourmet Food & Gift Baskets (*)	28,652	28,616	0.1%	26,578	25,735	3.3%
Category Contribution Margin Subtotal	42,195	40,885	3.2%	49,773	49,453	0.6%
Corporate (**)	(11,828)	(12,396)	4.6%	(22,504)	(23,776)	5.4%
EBITDA	30,367	28,489	6.6%	$27,269	$25,677	6.2%
Litigation settlement	-	898	-	-	898	-
Post sale 3rd party marketing agreement	-	(1,425)	-	-	(2,180)	-
Adjusted EBITDA	$30,367	$27,962	8.6%	$27,269	$24,395	11.8%

	Three Months Ended			Six Months Ended
	December 26, 2010	December 27, 2009	% Change	December 26, 2010	December 27, 2009	% Change

Discontinued Operations:
Net revenues	-	$64,334	-	-	$81,688	-
Gross profit	-	$31,158	-	-	$38,706	-
Contribution margin	-	$7,581	-	-	$5,462	-

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Reconciliation of Net Income from Continuing Operations to EBITDA and Adjusted EBITDA from Continuing Operations:
Income from continuing operations	$13,530	$12,733	$8,406	$7,067
Add:
Interest expense	1,310	1,985	2,509	3,531
Depreciation and amortization	5,286	5,343	10,421	10,289
Income tax expense	10,253	8,452	5,975	4,830
Less:
Interest income	10	11	39	25
Other income (expense)	2	13	3	15
EBITDA	$30,367	$28,489	$27,269	$25,677
Litigation settlement	-	898	-	898
Post sale 3rd party marketing agreement	-	(1,425)	-	(2,180)
Adjusted EBITDA	$30,367	$27,962	$27,269	$24,395

	Three Months Ended		Six Months Ended
	December 26, 2010	December 27, 2009	December 26, 2010	December 27, 2009

Reconciliation of Net Income from Continuing Operations to Adjusted Net Income from Continuing Operations:
Net income from continuing operations	$13,530	$12,733	$8,406	$7,067
Add:
Litigation settlement	-	898	-	898
Post sale 3rd party marketing agreement	-	(1,425)	-	(2,180)
Income tax expense associated with litigation settlement and post sale 3rd party marketing agreement	-	210	-	519
Adjusted net income from continuing operations	$13,530	$12,416	$8,406	$6,304

Adjusted net income per basic and diluted common share from continuing operations:
Basic	$0.21	$0.20	$0.13	$0.10
Diluted	$0.21	$0.19	$0.13	$0.10

Weighted average shares used in the calculation of net income per share from continuing operations:
Basic	63,966	63,555	63,930	63,514
Diluted	64,801	64,070	64,692	63,969

(*) During the second quarter of fiscal 2010 the Company launched the 1-800-Baskets.com brand which is included within the results of the Gourmet Food & Gift Baskets category. Prior period results, which had previously been included within the 1-800-Flowers Consumer Floral category, have been reclassified accordingly.

(**) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

(***) Performance is measured based on category contribution margin or category Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the categories. As such, management’s measure of profitability for these categories does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

CONTACT:
1-800-FLOWERS.COM
Investors:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com